SCHEDULE A

DUNHAM FUNDS

1) Dunham Corporate/Government Bond Fund
2) Dunham High-Yield Bond Fund
3) Dunham Real Estate Stock Fund
4) Dunham Appreciation & Income Fund
5) Dunham International Stock Fund
6) Dunham Large Cap Value Fund
7) Dunham Small Cap Value Fund
8) Dunham Large Cap Growth Fund
9) Dunham Emerging Markets Stock Fund
10) Dunham Small Cap Growth Fund
11) Dunham Monthly Distribution Fund *
12) Dunham Loss Averse Growth Fund *

* This schedule was amended on May 14, 2008 to add Dunham Monthly Distribution Fund and on March 23, 2010 to add Dunham Loss Averse Growth Fund.